UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): September 12, 2021

GPB Automotive Portfolio, LP

(Exact Name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

000-56285		35-2484347
(Commission File Number)		(IRS Employer Identification No.)

535 W. 24th Street, 6th Floor, New York, NY	10011
(Address of principal executive offices)	(Zip Code)

(877) 489-8484
Registrant’s telephone number, including area code

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
None	None	None

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On September 12, 2021, GPB Portfolio Automotive, LLC, a Delaware limited liability company, Capstone Automotive Group, LLC, a Delaware limited liability company, Automile Parent Holdings, LLC, a Delaware limited liability company, and Automile TY Holdings, LLC, a Delaware limited liability company (each, a “Seller” and collectively, the “Sellers”), and Prime Real Estate Holdings, LLC, a Delaware limited liability company (the “Real Estate Equity Seller” and, together with the Sellers, the “Seller Parties” and, together with their respective subsidiaries, the “Selling Entities”), which are direct or indirect subsidiaries of GPB Automotive Portfolio, LP, a Delaware limited partnership (the “Partnership”), entered into a Purchase Agreement (the “Purchase Agreement”) with Group 1 Automotive, Inc., a Delaware corporation (the "Purchaser").

Pursuant to the Purchase Agreement, the Selling Entities have agreed to sell substantially all of the assets or equity of the Selling Entities, including, but not limited to the Selling Entities’ real property, vehicles, parts and accessories, goodwill, permits, intellectual property and substantially all contracts, that relate to their automotive dealership and collision center businesses, and excluding certain assets such as cash and certain receivables (collectively, the “Transaction”). The Selling Entities expect to receive an aggregate purchase price of approximately $880 million in cash, subject to certain customary adjustments described in the Purchase Agreement (the “Purchase Price”). At the closing of the Transaction, $45 million of the Purchase Price will be deposited into escrow as a contingent reserve to be used, if necessary, to compensate the Purchaser for any post-closing indemnifiable losses pursuant to the terms of the Purchase Agreement, with 50% to be released to the Selling Entities 12 months after the closing of the Transaction and the remainder to be released to the Selling Entities 24 months after the closing of the Transaction, subject to pending claims, if any.

The Purchase Agreement contains customary representations and warranties made by each of the parties, and the Seller Parties and the Purchaser have agreed to indemnify one another against certain damages, subject to certain exceptions and limitations. The closing of the Transaction is subject to various closing conditions, such as receipt of approval or expiration of the waiting period required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the approval of the court-appointed monitor overseeing GPB Capital Holdings, LLC, the general partner of the Partnership. The closing of the Transaction is not conditioned upon the Purchaser’s ability to obtain financing. The Purchase Agreement also contains certain termination rights of the Purchaser and the Sellers.

The Transaction will close no later than the 75th day after the date of the Purchase Agreement, provided that the closing conditions are satisfied or waived.

The foregoing description of the Purchase Agreement is a summary and is qualified in its entirety by reference to the Purchase Agreement, a copy of which will be filed with the Partnership's Quarterly Report on Form 10-Q for the quarter ending September 30, 2021.

Jefferies LLC acted as financial advisor and Skadden, Arps, Slate, Meagher and Flom LLP acted as legal advisor to Highline Management Inc., and Akerman LLP acted as legal adviser to Prime Automotive Group in connection with the Transaction. Pastore & Dailey LLC acted as counsel to GPB Capital Holdings, LLC.

(d) Exhibits

The following exhibits are furnished as part of this report.

Exhibit Number	Description

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GPB Automotive Portfolio, LP
(Registrant)

Date: September 14, 2021	By:	/s/ Michael Frost
Michael Frost
President, Highline Management Inc.
(Principal Executive Officer)

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